Exhibit 3.7
File No. LLC 7206-03
CERTIFICATE OF
AMENDED AND RESTATED
ARTICLES OF ORGANIZATION
OF
COLUMBIA PROPERTIES LAUGHLIN, LLC
     William J. Yung, pursuant to and by virtue of Chapter 86 of the Nevada Revised Statutes, hereby certifies that.
     (i) He is the President of Wimar Tahoe Corporation (“Winwr”), which is the sole member of Columbia Properties Laughlin, LLC., a Nevada limited liability company (the “Company”);
     (ii) The Articles of Organization of the Company were filed with the Nevada Secretary of State on May 19,2003;
     (iii) In order to comply with the Nevada Gaming Act, the Articles of Organization of the Company shall be amended end restated in their entirety as follows by substituting Article VI as below for Article VI as contained in the original articles, and adding new Article VII:
“AMENDED AND RESTATED
ARTICLES OF ORGANIZATION
OF
COLUMBIA PROPERTIES LAUGHLIN, LLC
ARTICLE I
NAME
     Section 1.1 The name of the Company is Columbia Properties Laughlin, LLC.
ARTICLE II TERM
     Section 2.1. Unless earlier dissolved in accordance with the laws of the State of Nevada, the Company shall have perpenial existence.
ARTICLE III
RESIDENT AGENT AND REGISTERED OFFICE

     Section 3.1. The name of the initial resident agent, registered office where process may be served in uk State of Nevada is Jones, Jones, Close & Brown, Chartered, d/b/a Jones Vargas. 100 West Liberty Street, 12™ floor, Reno, Nevada 89501. The Company may, from time to time, in the manner provided by the laws of the Stale of Nevada, change the resident agent and the registered office within the State of Nevada,
ARTICLE IV
ORGANIZER
     Section 4.1, The name and address of the organizer signing these Articles of Organization is:

Name	Address
Michael G. Alonso	100 West Liberty Street, 12 th floor
Reno NV 89501
ARTICLE V
MANAGEMENT
     Section, 5.1. Management by Member. The management of the Company is reserved to the Member.
     Section 5.2. Name and Address of Member. The name and address of the Member of the Company is:

Name	Address
Wimar Tahoe Corporation	207 Grandview Drive
Fort Mitchell KY 41047
     Section 5.3, Rights of the Member. The Member shall have the right to contract debts on behalf of the Company and to execute, acknowledge and deliver instruments and documents providing for the acquisition, mortgage, encumbrance, or disposition of real and personal property, and do all acts in the name of and on behalf of the Company,
ARTICLE VI
GAMING PURPOSE
     Section 6.1. The character and general nature of the business to be conducted by the Company shall include the operation of the casino and hotel currently known as the River Palms Hotel and Casino in Laughlin, Nevada.
ARTICLE VII
GAMING RESTRICTION

Section 7.1, Notwithstanding any theing to the contrary articles, the sale, assignment, transfer, pledge or other disposition, of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission (“Commission”). If at any time the Commission finds that a member which owns an interest is unsuitable to hold that interest, the Commission shall immediately notify the Company of that feet The Company shall, within 10 days from the date that it receives notice From the Commission, return to the unsuitable member the amount of his capital account as reflected on the books of the Company, Beginning on the dote when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable member; (a) To receive any share of the distribution, of profits or cash or any other property of, or payments upon dissolution of the Company, other than a return of capital as required above; (b) To exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) To participate in the management of the business and affairs of the Company; or (d) To receive any remuneration in any form from the Company, for services rendered or otherwise.
     Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, at which time the Company shall within 10 days, after the Company receives notice from the Commission, return to the member in cash, the amount of his capital account as reflected on the books of the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.
article viii
PRINCIPAL PLACE OF BUSINESS
     Section 8.1. The Company shall be authorized to maintain its principal place of business in any of the states of the United Stares of America, the District of Columbia, the territories of the United States and any foreign country, to the extent permitted by the laws of such jurisdiction.
ARTICLE IX
INDEMNIFICATlON AND PAYMENT OF EXPENSES
     Section 9.1. Indemenification and Payment of Expenses. In. addition to any Other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in its operating agreement or by any other agreement, the expenses of the member, or any of the member’s stockholders, directors, officers, employees or agents, incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such member, or any of the member’s stockholders, directors, officers, employees or agents, in his or its capacity as such and acting on behalf of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or the member, or through, other financial arrangements made by the Company or the member permitted by the laws of the State of Nevada, as they are incurred! and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the member to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or it is not entitled to be indemnified by the Company.

     Section 9.2. Repeal. Modification and Conflicts. Any repeal or modification of Section 9.1 approved by the member or members of the Company shall be prospective only. In the event of any conflict between Section 9.1 and any other article of the Company’s articles of organization, the terms and provisions of Section 9.1 shall control.”
     (iv). The foregoing Amended and Restated Articles of Organization have been duly approved by Wimar as the sole the member of the Company.
DATED this 29 day of May, 2003.

WIMAR TAHOE CORPORATION

By:	/s/ William J. Yung

William J. Yung President
STATE OF KENTUCKY
COUNTY OF KENTON
This instrument was acknowledged before me on this [ILLEGIBLE] day of May, 2003 by William J. Yung as President of Wimar Tahoe Corporation.
COLLEEN MACHCINSKI
Notary Public, Kentucky State at Large
My Commission Expires Sept. 16, [ILLEGIBLE]